Exhibit T3B13

LIMITED LIABILITY COMPANY AGREEMENT

OF

NUVERRA ROCKY MOUNTAIN PIPELINE, LLC,

a Delaware limited liability company

Effective Date: September 18, 2014

LIMITED LIABILITY COMPANY AGREEMENT

OF

NUVERRA ROCKY MOUNTAIN PIPELINE, LLC

a Delaware limited liability company

THIS LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) is entered into as of this 18th day of September, 2014 (the “Effective Date”), by Nuverra Environmental Solutions, Inc., a Delaware corporation, as the sole member (“Member”) of Nuverra Rocky Mountain Pipeline, LLC, a Delaware limited liability company (the “Company”).

SECTION 1

1.1 Formation and Name. The Company was formed pursuant to the Delaware Limited Liability Company Act (“Act”), by executing and filing a Certificate of Formation (“Certificate”) with the Delaware Secretary of State on the Effective Date.

1.2 Place of Business. The principal place of business of the Company shall be 14624 N. Scottsdale Road, Suite 300, Scottsdale, AZ 85254, or such other place as the Member may, from time to time, determine.

1.3 Purpose. The Company is formed for the purposes of (a) pipeline services and (b) such other lawful activity as determined by its Member for which limited liability companies may be organized under the Act.

1.4 Term. The term of the Company shall commence on the date the Certificate is filed with the Delaware Secretary of State pursuant to Section 1.1 of this Agreement and shall continue indefinitely, unless and until dissolved pursuant to the terms of Section 6.1.

1.5 Members. The Company shall be managed by the Member. The name and address of the sole Member of the Company are:

Nuverra Environmental Solutions, Inc.	14624 N. Scottsdale Road, Suite 300 Scottsdale, AZ 85254

1.6 Agent for Service of Process. The name and business address of the agent for service of process for the Company in Delaware are the Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Member may change the agent for service of process from time to time.

1.7 Definitions. Whenever used in this Agreement, the following terms shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, Delaware Code, Title 6, §§ 18-201 et seq., as amended.

“Affiliate” means, with respect to any Person: (a) any Person directly or indirectly controlling, controlled by or under common control with such Person; (b) any Person owning or controlling 10% or more of the outstanding voting interests of such Person; (c) any officer, director, or general partner of such Person; or (d) any Person who is an officer, director, general partner, trustee or holder of 10% or more of the voting interests of any Person described in clauses (a) through (c) of this definition.

“Agreement” means this Limited Liability Company Agreement.

“Capital Contribution” means any contribution to the capital of the Company by a Member pursuant to Sections 2.1 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” means Nuverra Rocky Mountain Pipeline, LLC.

“Interest” means, the interest of a Member in the Company, including, as applicable, rights to distributions (liquidating or otherwise), allocations, information and all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in his or its capacity as a Member; and all obligations, duties, and liabilities imposed on that Member (under the Act, this Agreement, or otherwise) in his or its capacity as a Member.

“Member” means the Member named in this Agreement and any other Person that becomes a Member pursuant to this Agreement.

“Net Cash Flow” shall mean cash revenues generated by the Company from operations, capital events or from refinancings of the Company debt or otherwise, less cash expenditures, including debt service, operating expenses, and any reserves the Members reasonably determine is required to be retained by the Company to meet the reasonably foreseeable cash requirements and needs of the business and activities of the Company and to establish an adequate reserve for the payment of Company liabilities and contingencies, all as reasonably determined by the Member.

“Officer” means the any of the President, Vice President, Treasurer, and Secretary of the Company.

“Person” means any individual, partnership, corporation, trust, limited liability company or other entity.

“President” has the meaning ascribed to it in Section 4.2 of this Agreement.

“Regulations” or “Treas. Reg.” means the temporary and final Treasury Regulations issued under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Secretary” has the meaning ascribed to it in Section 4.5 of this Agreement.

“Treasurer” has the meaning ascribed to it in Section 4.4 of this Agreement.

“Vice President” has the meaning ascribed to it in Section 4.3 of this Agreement.

SECTION 2

2.1 Capital Contributions. The Member may make Capital Contributions to the Company in proportion to such amounts and at such times as the Member shall determine in its discretion.

2.2 Membership Interest. As of the Effective Date, the Member is the sole member of the Company, owning the entire Interest in the Company.

2.3 Payments of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of the Member.

2.4 Limitation of Liability. The Member’s liability for the debts and obligations of the Company shall be limited as set forth in the Act.

SECTION 3

3.1 Management. The Member shall have the exclusive right to manage the affairs of the Company and shall have all rights, powers and authority afforded to the Member of a limited liability company under the Act.

3.2 Limitations on Liability; Indemnity; Insurance. No Member or its Affiliates or their members, officers, directors, managers, partners, stockholders, employees, contractors, advisors or consultants (each an “Indemnitee”) shall be liable to the Company or the other Members or their Affiliates for actions taken in good faith by the Indemnitee in connection with the Company or its business. Actions taken that are described or permitted in Section 3 or otherwise described in this Agreement shall be deemed to have been taken in good faith. The Company, its receiver or trustee shall indemnify, defend and hold harmless each Indemnitee, to the extent of the Company’s assets (without any obligation of any Member to make contributions to the Company to fulfill such indemnity), from and against any liability, damage, cost, expense, loss, claim or judgment incurred by the Indemnitee arising out of any claim based upon acts performed or omitted to be performed by the Indemnitee in connection with the business of the Company, including without limitation attorneys’ fees and costs incurred by the Indemnitee in the settlement or defense of such claim; provided that no Indemnitee shall be indemnified for claims based upon acts performed which constitute fraud or willful misconduct. The Member shall purchase and maintain or cause to be purchased and maintained for and at the expense of the Company policies of insurance for the Company’s operations, for protection of the Company’s assets, and such additional insurance as the Member determines in its sole discretion.

SECTION 4

4.1 Officers. The initial Officers of the Company shall be designated by the Member. The additional or successor Officers of the Company shall be chosen by the Member, and there Officers shall always consist of a President, Vice President, Treasury, and Secretary. Any number of offices may be held by the same person. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Member. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the Member. Any Officer may resign upon written notice delivered to the Member. Any vacancy occurring in any office of the Company shall be filled by the Member. The initial Officers of the Company, as designated by the Member, are listed on Schedule A hereto.

4.2 President. The President shall be the chief executive officer of the Company, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Member are carried into effect. The President or any other Officer authorized by the President or the Member shall execute all contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed and (ii) where signing and execution thereof shall be expressly delegated by the Member to some other Officer or agent of the Company.

4.3 Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Member may from time to time prescribe.

4.4 Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Member. The Treasurer shall disburse the funds of the Company as may be ordered by the Member, taking proper vouchers for such disbursements, and shall render to the President and to the Member, an account of all of the Treasurer’s transactions and of the financial condition of the Company.

4.5 Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Member, if any, and record all the proceedings of the meetings of the Company and of the Member in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and shall perform such other duties as may be prescribed by the Member or the President, under whose supervision the Secretary shall serve.

4.6 Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company.

SECTION 5

5.1 Distributions. Distributions of Net Cash Flow may be made from time to time to the sole Member in such amounts and at such times as the Member may determine; provided, however, that the aggregate amount of each such distribution shall be that amount which the Member reasonably determines is not required to be retained by the Company to meet the reasonably foreseeable cash requirements and needs of the business and activities of the Company and to establish an adequate reserve for the payment of Company liabilities and contingencies.

5.2 Tax Aspects. For so long as the Company has only one Member, for tax purposes it is intended that the Company be disregarded as an entity separate from its sole Member, in accordance with Treas. Reg. § 301.7701-3(b)(1)(ii).

SECTION 6

6.1 Additional Members. After the formation of the Company, any Person may become a Member of this Company on such terms and conditions and with such Interest as the Member shall determine. No new Members shall be entitled to any retroactive allocation of profits or losses incurred by the Company. The Company may, at the time an additional Member is admitted, close the Company’s books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income and expense deductions to an additional Member for that portion of the Company’s tax year after an additional Member was admitted in accordance with the provisions of Code § 706(d) and the Regulations promulgated thereunder.

SECTION 7

7.1 Dissolution.

(a) The Company shall be dissolved upon the occurrence of any of the following events:

(i) the written consent by the Member approving such dissolution, which consent may be withheld in the Member’s sole and absolute discretion; or

(ii) the entry of a decree of dissolution under Act § 18-802.

(b) As soon as possible following the occurrence of any event causing dissolution of the Company, and when all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Member, the Member shall execute and file the Certificate of Cancellation with the Delaware Secretary of State.

7.2 Effect of Filing of Dissolution. Upon the dissolution of the Company, the Company shall cease to carry on its business except as may be necessary for the winding up of its business, but its separate existence shall continue until the Certificate of Cancellation has been filed with the Delaware Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

7.3 Winding Up, Liquidation and Distribution of Assets.

(a) Upon dissolution, an accounting shall be made of the accounts of the Company and of the Company’s assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Member shall immediately proceed to wind up the affairs of the Company.

(b) If the Company is dissolved and its affairs are to be wound up, the Member shall (i) sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Member may determine to distribute any assets to the Member in kind), (ii) discharge all liabilities of the Company, including all costs relating to the dissolution, winding up, and liquidation and distribution of assets, (iii) establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company, and (iv) distribute all remaining cash and assets of the Company to the Member.

(c) Upon completion of the winding up, liquidation and distribution of the assets and filing of the Certificate of Cancellation, the Company shall be deemed terminated.

SECTION 8

8.1 Record of Member Information A written record showing the name, last known address and Interest of the Member in the Company shall be maintained by the Company.

8.2 Company Books. The Company shall maintain and preserve at the Company’s office, during the term of the Company, and for five years thereafter at the Member’s office (except as may otherwise be declared by the Member) all accounts, books, and other relevant Company documents, including, without limitation, a copy of the Certificate initially filed with the Delaware Secretary of State, and any amendments thereto, copies of this Agreement, together with any supplements, modifications or amendments to this Agreement, copies of the Company’s federal, state and local income tax returns and reports and copies of all financial statements. Upon reasonable request, a Member shall have the right, during ordinary business hours, to inspect and copy such Company documents at the Member’s expense.

8.3 Application of Delaware Law. This Agreement and its application and interpretation shall be governed exclusively by its terms and by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

8.4 Amendments. This Agreement may not be amended except in writing by the Member.

8.5 Execution of Additional Instruments. The Member shall execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations or to carry out the purposes of this Agreement.

8.6 Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.

8.7 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

8.8 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

8.9 Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

8.10 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

8.11 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements in this Agreement shall be binding upon and inure to the benefit of the Member and its respective successors and assigns.

8.12 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

8.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[Signatures on next page]

IN WITNESS WHEREOF, the Member of the Company has executed this Agreement as of the date first set forth above.

MEMBER:

Nuverra Environmental Solutions, Inc.

By:

Name:

Title:

Schedule A

Initial Officers

Officers	Title
Mark D. Johnsrud	President
Joseph M. Crabb	Vice President
Christopher C. Chisholm	Treasurer
Sean D. Hawkins	Secretary